UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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[FORM OF EMAIL SENT TO CERTAIN DEVON STOCKHOLDERS]

Devon’s Annual Meeting of Stockholders is next week. We encourage you to vote your shares.

We have filed a proxy supplement that responds to concerns raised about age credits that were granted in 2019 under Devon’s pension plan to two executive officers. We believe the age credits were appropriate under the circumstances and ultimately benefit Devon’s stockholders. We invite you to read the proxy supplement, which is available at this link: May 22 Proxy Supplement.

Devon observes high standards for corporate and compensation governance:

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Our stockholder-friendly corporate governance practices include, among other things, majority voting, proxy access, and special meeting rights. We also do not have unpopular provisions such as a standing poison pill, a supermajority voting standard, a classified board, or a dual-class voting structure.

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Our compensation practices are similarly aligned with our stockholders. Among other things, we award performance-based long-term incentives, utilize a quantitative process for performance bonuses, tie realizable pay opportunities to Devon performance, and require executives to hold Devon stock.

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Devon’s executive compensation program consistently aligns realized compensation outcomes with Devon’s performance during the reviewed year. Our executive compensation practices consistently result in a pay-for-performance tie that is among the strongest in Devon’s peer group.

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Devon has not made, and has no intent in the future to make, granting age credits a practice. Devon believes that companies should not routinely credit pension benefits beyond what has been earned and is mindful of the decisions we make for succession purposes, as well as the costs that would be incurred.

We respectfully request your voting support by casting votes with the Board’s recommendations, including a vote “for” executive compensation.

We are eager to respond to any questions or concerns. Our Board is keenly interested in investor feedback. Please contact me to schedule a call with us.

Thank you,